EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Fourth Quarter 2022 Conference Call
February 22, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings
Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the fourth quarter and full year 2022 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on February 21, 2023, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the fourth quarter and full year ended December 31, 2022 with the fourth quarter and full year ended December 31, 2021.
I will now turn the call over to Rob Hays. Please go ahead, sir.
Introduction – Rob Hays
Good morning, and welcome to our call.
After my introductory comments, Deric will review our fourth quarter and full year financial results and Chris will provide an operational update on our portfolio.
The main themes for our call today are:
First, we saw ongoing RevPAR improvement in the fourth quarter versus 2019 and expect continued strength through the first quarter of 2023.
Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $519 million of net working capital, which equates to approximately $14 per diluted share. With yesterday’s closing stock price of $5.69, we believe we are trading at a meaningful discount to both our net asset value per share and our net working capital per share. Additionally, to the extent there is a hiccup in the economy, we have the flexibility to access undrawn capital if needed via our strategic financing.
The last main theme for our call is that we have commenced the offering of our non-traded preferred equity security. Importantly, we believe this offering will provide an attractive cost of capital and allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are currently trading at material discounts to their net asset values. To the extent we are successful with our non-traded preferred capital raise, our preference would be to use that capital for future growth, though we may also use some of the capital to pay down debt as needed. We continue to build the syndicate for this product and currently have 22 signed dealer agreements representing 4,349 reps selling this product. We are still very early in the capital raising process and to date, we have issued approximately $4 million of gross proceeds. We expect this fund raising momentum to accelerate as we get further into 2023.
Let me now turn to the operating performance at our hotels. The lodging industry continues to show signs of strength. RevPAR for all hotels in our portfolio increased approximately 25% for the fourth quarter compared to the prior year quarter. This RevPAR result equates to a decrease of approximately 1% compared to the fourth quarter of 2019, which is the best performing quarter versus 2019 in several years.
One of our main priorities for 2023 is maximizing our operating performance to minimize potential paydowns for any extension tests associated with our property level debt. We’ve already made great progress on this front with our recent refinancing of the loan secured by the Le Pavillon hotel, the extension and modification of the loan secured by the Hotel Indigo Atlanta, and the extension and modification of the JP Morgan Chase 8-hotel loan. Deric will talk about these in more detail. While we feel well-prepared for the remaining upcoming extensions tests, there may be situations where we have loan balances that exceed the current market value of the underlying hotels. If those situations arise, we may give assets back to lenders or allocate additional capital with a focus to maximize value for our shareholders.
Looking ahead, we believe our geographically diverse portfolio, consisting of high-quality assets with best-in-class brands and management companies is well-positioned to capitalize on the strong demand we are seeing across leisure, business, and group segments. We also believe that our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to consistently manage costs and optimize revenues aggressively, enabling us to outperform the industry from an operations standpoint for many years.
Additionally, capital recycling remains an important component of our strategy, and we continue to pursue some opportunities to sell certain non-core assets. We have identified several assets that we may bring to market for sale if market conditions warrant. We expect any net proceeds from these sales will go towards paying down debt.
Turning to investor relations, we continue to have a robust outreach effort to get in front of investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We have attended numerous industry and wall street conferences which have led to over 600 investor meetings over the last year. We have several conferences coming up this year and we look forward to speaking with many of you during those events.

We believe we have the right plan in place to move forward and maximize value at Ashford Trust. This plan includes continuing to grow liquidity across the company, optimizing the operating performance of our assets, improving the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We ended the fourth quarter with a substantial amount of cash on our balance sheet and with the launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.
I will now turn the call over to Deric to review our fourth quarter financial performance.
Financial Review – Deric Eubanks
Thanks, Rob.
For the fourth quarter, we reported a net loss attributable to common stockholders of $(60.2) million, or $(1.75) per diluted share. For the full year, we reported a net loss attributable to common stockholders of $(153.2) million or $(4.46) per diluted share.
For the quarter, we reported AFFO per diluted share of $0.16, compared to a loss of $(0.09) per diluted share in the prior year quarter, and for the full year, we reported AFFO per diluted share of $1.85 compared to a loss of $(1.23) per diluted share in the prior year.
Adjusted EBITDAre for the quarter was $69.1 million, which reflected a growth rate of 70% over the prior year quarter. Adjusted EBITDAre for the full year was $287.3 million, which reflected a growth rate of 153% over the prior year.
At the end of the fourth quarter, we had $3.8 billion of loans with a blended average interest rate of 7.2%, taking into account in-the-money interest rate caps. Considering the current levels of LIBOR and SOFR and the corresponding interest rate caps, 100% of our debt is now effectively fixed as all of our interest rate caps are now in-the-money. These caps are typically structured to expire simultaneously with the maturity dates of the underlying loans and many of these caps will expire during 2023 as we have several loans with initial maturity dates in 2023. Most of these loans have extension options that include the requirement to purchase additional interest rate caps at the time of the extension. In anticipation of these extensions, last year, we purchased forward starting interest rate caps as a hedge against these future purchases. If interest rates remain elevated, the value of these pre-purchased caps should help defray the costs of any new caps we need to purchase.
On the capital markets front, during the quarter, we successfully refinanced a mortgage loan secured by the 226-room Le Pavillon Hotel in New Orleans, Louisiana which had an extension test in January 2023. The new, non-recourse loan totals $37.0 million, the same loan amount as the previous loan, and has a two-year initial term with three one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of SOFR + 4.00%. Additionally, during the quarter, we modified and extended the mortgage loan secured by the 141-room Hotel Indigo Atlanta in Atlanta, Georgia which had an extension test in December 2022. As part of this extension, we made a small paydown of the loan and the interest rate was changed from LIBOR + 2.25% to SOFR + 2.85%.
Additionally, subsequent to the end of the quarter, we successfully modified and extended our $395 million JP Morgan Chase 8-hotel loan. As part of this extension, we made a $50 million principal paydown and reduced the 2024 debt yield extension test from 9.25% to 8.50%, giving us significantly more flexibility for the next extension.
We only have two loans with a combined balance of approximately $98 million with final maturities in 2023. We are currently working with lenders on these refinancings. We have additional loans that are subject to extension tests this year, and, with our significant cash balance and continued improvement in hotel operations, we believe we are well-prepared to meet any potential loan paydowns required to meet those tests.
Our property-level hotel loans are all non-recourse to the Company and currently 79% of our hotels are in cash traps, which is down from 85% last quarter. A cash trap means that we are currently unable to utilize property-level cash for corporate-related purposes. Importantly, during the quarter, the Marriott Gateway and KEYS Pool D Portfolio loans came out of their respective cash traps and approximately $9 million of cash that had been trapped was released to corporate after quarter end. As the remaining properties recover and meet the various debt yield or coverage thresholds, any trapped cash will be released to us and we will be able to utilize that cash freely at corporate. At the end of the fourth quarter, we had approximately $34 million in these cash traps, which is reflected in restricted cash on our balance sheet.
We ended the quarter with cash and cash equivalents of $417 million and restricted cash of $142 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $22 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We also ended the quarter with net working capital of approximately $519 million.
As Rob mentioned, I think it’s important to point out that this net working capital amount of $519 million equates to approximately $14 per share. This compares to our closing stock price from yesterday of $5.69 which is an approximate 60% discount to our net working capital per share. Our net working capital reflects value over and above the net value of our hotels. As such, we believe that our current stock price does not reflect the intrinsic value of our high-quality hotel portfolio.
Rob mentioned that we have commenced the offering for our non-traded preferred stock. We are offering this product through the Ashford Securities platform and have been pleased with the progress that’s been made in building the syndicate of selling broker-dealers. We currently have 22 signed dealer agreements representing 4,349 reps that are currently selling this product to their clients. We expect the momentum of this capital raise to ramp up as we progress through 2023. This is attractive capital for us that can be used for acquisitions, debt paydowns, or other corporate purposes, and we look forward to reporting back on our progress.
As of December 31, 2022, our consolidated portfolio consisted of 100 hotels with 22,316 rooms.
Our share count currently stands at approximately 36.2 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 1.7 million OP units. In the fourth quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price, our equity market cap is approximately $206 million.
While we are currently paying our preferred dividends quarterly, we do not anticipate reinstating a common dividend for some time.

Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. Our cash balance is solid, we have an attractive maturity schedule, our non-traded preferred security offering is effective, and we believe the Company is well positioned to benefit from the improving trends we are seeing in the lodging industry.
This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
I am proud of the work that our asset management team accomplished during the fourth quarter to drive operating results and close out a remarkable year for performance at our hotels. Comparable RevPAR for our portfolio increased by 25% in the fourth quarter compared to the prior year quarter. For the quarter, our portfolio recovered 99% of its RevPAR relative to the fourth quarter of 2019. Our team has strategically positioned and enhanced our assets to effectively capitalize on the market’s recovery.
We continue to be encouraged by the acceleration we are seeing in our urban assets. During the fourth quarter, 38% of our urban assets exceeded their 2019 RevPAR. For comparison, only 10% of our urban assets exceeded 2019 RevPAR levels during the first quarter of 2022. The improvement in our urban hotels continued through the quarter with December seeing 48% of our urban hotels achieve a RevPAR above 2019. Our team has been laser focused on identifying additional opportunities to maximize value. Our Other Department revenue (which includes valet, spa services, corner pantries, and more) increased 19% on a Per Occupied Room basis, to 2019. Within our urban hotels, Other Departmental Revenues Per Occupied Room in the fourth quarter increased 24% relative to 2019. An example of this success was demonstrated at The W Atlanta, where we utilized services such as parking, spa, and in-room entertainment to propel fourth quarter Other Revenues 34% above comparable 2019 levels.
During the fourth quarter, our portfolio exceeded group room revenue relative to the same time period in 2019 by 2%, and we continue to see acceleration from this segment. Group revenue booked in the fourth quarter for the quarter exceeded comparable 2019 by 24%. Our long-term group momentum shows encouraging signs, with group forward bookings during the fourth quarter exceeding the previous three quarters. In fact, December was the best month of 2022 in terms of forward bookings for group. Our lead volume has also improved every quarter this year relative to 2019. We are excited about this momentum heading into 2023, and what the favorable group volume will mean for our portfolio.
Lastly, I would like to comment on the record performances within our portfolio. The portfolio had 31 hotels set all-time high fourth quarter records in RevPAR and 20 hotels set all-time fourth quarter records in Comparable Hotel EBITDA. Collectively, these 20 record-breaking hotels exceeded their previous Comparable Hotel EBITDA records by 17%. We are starting to see this expand beyond the leisure-dominated markets into large urban areas. During the fourth quarter, we had assets in Atlanta, Philadelphia, Baltimore, Las Vegas, Washington DC, Denver, and New York exceed historical highs in addition to various leisure markets.

Moving on to capital expenditures, we’ve noted in previous calls how we have taken a proactive approach to renovating and repositioning our hotels. That commitment has now resulted in a competitive and strategic advantage as demand continues to accelerate. We spent approximately $104 million in capital expenditures in 2022 and currently anticipate spending between $100 - $120 million in 2023. We recently completed a guestroom renovation at the Marriott Fremont, as well as public space renovations at the Residence Inn Fairfax Merrifield, the Residence Inn Salt Lake City, the Courtyard Newark Silicon Valley and the meeting space at the Hyatt Regency Coral Gables.
Before moving on to Q&A, I would like to reiterate how encouraged we are about the recovery of our portfolio and the industry as whole. Each quarter this year has shown improvement, with many of our hotels already outpacing their 2019 performance. During the fourth quarter, 41% of our hotels exceeded their Comparable Hotel EBITDA for 2019, which is an increase over the 11% achieved during the first quarter. After meeting with our various partners throughout the budgeting process, we are optimistic about our portfolio’s position to capitalize on the industry revitalization.\
That concludes our prepared remarks. We will now open up the call for Q&A.
Rob Hays
Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.